Exhibit 3.1.1
[SEAL]	DEAN HELLER Secretary of State 204 North Carson Street, Suite 1 Carson City, Nevada 89701-4299 (775) 684-5708 Website: secretaryofstate.biz	FILED #C29846-00 NOV 16 2004 IN THE OFFICE OF /s/ Dean Heller DEAN HELLER, SECRETARY OF STATE

CERTIFICATE OF AMENDMENT (PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.             Name of corporation:
                The KingThomason Group, Inc.

2.             The articles have been amended as follows (provide article numbers, if available):
All the directors of The KingThomason Group, Inc., on April 6, 2004 gave their written consent to amend its articles of incorporation to provide that Article 3 provides the number of shares with par value ($0.001) to be 100,000,000 of Common stock and 10,000,000 of Preferred stock. The board of directors may prescribe or designate series of the Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock. For your reference, the attached Amendment encompasses the details of the statements above.

3.	The vote by which the stockholders holding the shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 10,986,927.

4.             Effective date of filing (optional):

5.             Officer Signature (required):        /s/ Thomas E. King III

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Exhibit 3.1.1

Certificate of Amendment to Articles of Incorporation
(Pursuant to NRS 78.385 and 78.390)

The KingThomason Group, Inc.

1.    Name of corporation: The KingThomason Group, Inc.

2.    Article 3 of the articles of incorporation is amended to provide as follows:

3.  Shares:

Number of shares                 Number of shares
with par value          Par Value        without par value
100,000,000 Common           $0.001            None
10,000,000 Preferred                                                     $0.001                    None

The board of directors may prescribe or designate series of the Preferred Stock and the voting powers, designations, preferences, limitations, restrictions and relative rights of each series of Preferred Stock.

3.1           There is designated the Series A Convertible, Voting Preferred Stock, consisting of 2,000,000 voting shares of Preferred Stock, (i) each share to have 10 votes on all matters to be voted upon by the Common Stock, (ii) each two shares to be convertible by the holder at any time into one share of Common Stock and, until converted, to have the same dividend rights as one share of Common Stock, and (iii) each two shares to be automatically converted into one share of Common Stock at such time as the holder thereof shall transfer the shares to a third person or leave the employment of the Corporation.

3.            The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 10,986,927.

4.             Effective date of filing (optional):

5.             Officer Signature:

By:	/s/ T.E. King III
T.E. King III
President

By:	/s/ Hume A. "Tom" Thomason
Hume A. "Tom" Thomason
Secretary

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